FOR:	SKILLSOFT PLC

COMPANY CONTACT: Tom McDonald Chief Financial Officer (603) 324-3000, x4232 INVESTOR CONTACTS: Michael Polyviou/Peter Schmidt Financial Dynamics (212) 850-5748
SKILLSOFT REPORTS SECOND QUARTER FISCAL 2007 RESULTS
INCLUDING REVENUE OF $55.7 MILLION; EPS OF $0.05;
SKILLSOFT RAISES FULL YEAR FISCAL 2007 FINANCIAL TARGETS
NASHUA, NH, August 25, 2006 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its second fiscal quarter ended July 31, 2006.
Fiscal 2007 Second Quarter Results
The Company reported total revenues of $55.7 million for the second quarter ended July 31, 2006 of the fiscal year ending January 31, 2007 (fiscal 2007), which represented a 4% increase over the $53.6 million reported in the second quarter ended July 31, 2005 of the fiscal year ended January 31, 2006 (fiscal 2006). Substantially all of the Company’s revenues in fiscal 2007 are from its Multi-Modal Learning segment, including $54.2 million for the second quarter of fiscal 2007, a 9% increase over the $49.7 million of Multi-Modal Learning revenue reported in the second quarter of fiscal 2006. Remaining revenues came from the Company’s Retail Certification segment as a result of the amortization of the deferred revenue retained by the Company following the sale of certain assets related to SmartCertify in the fiscal 2006 first quarter. Gross margin was 88% for both the fiscal 2007 and fiscal 2006 second quarters.
The Company’s net income was $4.8 million, or $0.05 per basic and diluted share, for the fiscal 2007 second quarter. The fiscal 2007 second quarter net income includes restatement expenses of approximately $0.1 million for costs incurred for the ongoing SEC investigation. Significant non-cash charges included in the fiscal 2007 second quarter results were $6.3 million, consisting of; $2.1 million for amortization of intangible assets, stock-based compensation expense of $1.5 million and the non-cash provision for income tax of $2.7 million. SkillSoft reported net income of $22.9 million, or $0.22 per basic and diluted share, for the second quarter of fiscal 2006. The fiscal 2006 second quarter net income included a benefit of $19.5 million which resulted from the final settlement with the Company’s insurance carriers regarding the 2002 securities class action lawsuit and related legal fees. Also included in the fiscal 2006 second quarter results are restatement expenses for the ongoing SEC investigation of approximately $0.8 million. Significant non-cash charges included in the fiscal 2006 second quarter results were $5.7 million, consisting of; $2.5 million for amortization of intangible assets and deferred compensation expense and the non-cash provision for income tax of $3.2 million.
The Company’s effective tax rate increased from 33.0% in the fiscal 2007 first quarter to 39.2% in the fiscal 2007 second quarter resulting in an effective tax rate of 36.5% for the six months ended July 31, 2006. This increase is primarily due to the increase in the fiscal 2007 financial targets discussed below.

“We are pleased by our performance in the first half of fiscal 2007. Our Multi-Modal Learning revenue (which excludes our Retail Certification segment) for the first half of fiscal 2007 has grown 10% compared to the first half of fiscal 2006. This revenue was mostly attributable to our core business, with encouraging contributions from our new product releases and our emerging telesales distribution strategy. This first half performance gives us the confidence to set our revenue expectations higher for the full fiscal year,” said Chuck Moran, President and Chief Executive Officer. “We are also hopeful that our new customer sales team will contribute to our bookings in the second half of this fiscal year. This wouldn’t have a significant revenue impact for fiscal 2007 due to the subscription nature of our revenue, but would contribute to our revenue growth in the future,” commented Moran.
The fiscal 2007 second quarter gross margin of 88% is the same as in the fiscal 2006 second quarter. Research and development expense, which included $0.3 million of stock-based compensation expense, decreased to $9.9 million in the fiscal 2007 second quarter from $10.2 million in the fiscal 2006 second quarter. Sales and marketing expenses increased to $23.1 million in the fiscal 2007 second quarter from $20.9 million in the fiscal 2006 second quarter. This increase was primarily due to an increase of $0.4 million of stock-based compensation expense, $0.5 million of additional investment in Books 24x7 sales and marketing, $0.7 million of additional investment in SkillSoft marketing programs, $0.3 million of direct sales force headcount additions targeted at new customers and $0.3 million of additional commissions. General and administrative expenses increased to $6.8 million in the fiscal 2007 second quarter compared to $6.7 million in the fiscal 2006 second quarter. This increase was primarily due to $0.6 million of stock-based compensation expense, which was offset by lower legal and accounting expenses. Restatement charges related to the ongoing SEC investigation were $0.1 million in the fiscal 2007 second quarter as compared to $0.8 million in the fiscal 2006 second quarter.
SkillSoft had approximately $105.3 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of July 31, 2006 compared to $78.6 million as of January 31, 2006. This increase primarily reflects cash provided by operations of $26.3 million and cash provided by stock option exercises and employee stock purchase plan activity of $3.0 million in the six months ended July 31, 2006. These increases were partially offset by purchases of property and equipment of $2.9 million. The cash balance as of July 31, 2006 includes funds reserved for the final payment of the 2002 securities class action settlement of $15.3 million, which is expected to be paid in the second half of fiscal 2007.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft DSOs were in the targeted range for the fiscal 2007 second quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 7 days in the fiscal 2007 second quarter as compared to 10 days in the year ago period and 11 days in the first quarter of fiscal 2007. On a gross basis, which considers all items billed as receivables, DSOs were 79 days in the fiscal 2007 second quarter as compared to 84 days in the year ago quarter and 78 days in the first quarter of fiscal 2007.
FISCAL 2007 OUTLOOK
As a result of the Company’s financial performance in the first half of fiscal 2007, the Company is raising its full year fiscal 2007 revenue and earnings targets. The Company is now targeting a revenue range of $218.0 million to $222.0 million and a net income range of $18.0 million to $21.0 million, or $0.17 to $0.20 per basic and diluted share, for fiscal 2007 as a whole, compared to the previously targeted revenue range of $213.7 million to $218.0 million and a targeted net income range of $16.0 million to $20.0 million, or $0.16 to $0.20 per basic and diluted share.

For the third quarter of fiscal 2007 ending October 31, 2006, the Company currently anticipates revenue to be in the range of $54.0 to $56.0 million. The Company currently anticipates net income for the fiscal 2007 third quarter to be between $4.0 and $5.0 million, or $0.04 to $0.05 per basic and diluted share.
The Company currently anticipates that it will have 104 million to 105 million diluted shares outstanding for earnings per share (EPS) calculation purposes in fiscal 2007 as compared to the previously targeted range of 102 to 104 million diluted shares outstanding.
The Company’s projected net income in fiscal 2007 (including the third quarter of fiscal 2007) does not reflect any foreign exchange gains or losses. The fiscal 2007 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential restructuring charges, or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also does not take into account the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company’s EPS outlook.
SkillSoft is presenting projected net income (for both fiscal 2007 and the third quarter of fiscal 2007) without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for fiscal 2007.
Conference Call
In conjunction with the release, management will conduct a conference call on Friday, August 25, 2006 at 8:30 a.m. ET to discuss the Company’s fiscal 2007 second quarter operating results and fiscal 2007 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 935-8510. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. EDT on August 25, 2006 until 11:59 p.m. EDT on September 1, 2006. The replay number is (973) 341-3080, passcode: 7763193. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within global enterprises. SkillSoft’s multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft’s in-depth content resources, learning management system, virtual classroom technology and support services.
Content offerings include SkillSoft’s business, IT, desktop and compliance courseware collections and BusinessPro™, ITPro™, OfficeEssentials™, FinancePro™, EngineeringPro™, GovEssentials™, ExecSummaries™ and ExecBlueprints™ collections from Books24x7(R). SkillSoft’s complementary technologies include SkillPort(R), the company’s learning management system with its powerful Search-and-Learn™ technology and premium add-on modules, and SkillSoft(R) Dialogue™ virtual classroom, a tool that allows customers to create and deliver effective blended learning programs using custom content and off-the-shelf learning resources. For more information, visit http://www.skillsoft.com.

SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2006 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of August 25, 2006. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
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SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2006	2005	2006	2005

Revenues	$55,734	$53,604	$110,387	$106,931
Cost of revenues	6,665	6,318	13,116	12,152

Gross profit	49,069	47,286	97,271	94,779

Operating expenses:
Research and development	9,901	10,237	19,866	20,154
Selling and marketing	23,136	20,883	46,392	45,094
General and administrative	6,824	6,743	14,105	13,027
Legal settlements	—	(19,500)	—	(19,500)
Amortization of intangible assets and FAS 86 assets	2,143	2,307	4,291	4,553
Restructuring	22	(116)	22	587
Restatement:
SEC investigation	69	834	321	1,084
Professional fees — restatement of SmartForce historical financial statements	—	—	—	—

Total operating expenses	42,095	21,388	84,997	64,999

Other income/(expense), net	(41)	495	(31)	385
Interest income	1,069	347	1,874	703
Interest expense	(70)	(37)	(136)	(98)
Loss on sale of component, net	—	—	—	(681)

Income before provision for income taxes	7,932	26,703	13,981	30,089

Provision for/(benefit from) income taxes — cash	415	542	657	676
Provision for/(benefit from) income taxes — non-cash	2,692	3,217	4,446	4,002

Net income	$4,825	$22,944	$8,878.00	$25,411

Net income, per share, basic	$0.05	$0.22	$0.09	$0.24

Basic weighted average common shares outstanding	101,524,912	103,796,060	101,285,185	104,362,838

Net income, per share, diluted	$0.05	$0.22	$0.09	$0.24

Diluted weighted average common shares outstanding	104,050,160	104,222,841	103,460,319	104,895,595

Pro Forma:

Legal settlements — insurance proceeds	—	(19,500)	—	(19,500)

Pro forma net income	$4,825	$3,444	$8,878.00	$5,911

Pro forma net income, per share, basic	$0.05	$0.03	$0.09	$0.06

Basic weighted average common shares outstanding	101,524,912	103,796,060	101,285,185	104,362,838

Pro forma net income, per share, diluted	$0.05	$0.03	$0.09	$0.06

Diluted weighted average common shares outstanding	104,050,160	104,222,841	103,460,319	104,895,595

* The Company is providing pro forma financial measures as the Company believes that these figures are helpful in allowing individuals to more accurately assess the Company’s operations and provide individuals with additional information to more readily compare the Company’s results over multiple periods.

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues (includes $11, $0, $17 and $0 of FAS123R compensation expense, respectively)	$11	$—	$17	$—
Research and development (includes $261, $0, $575 and $0 of FAS123R compensation expense, respectively)	284	47	667	95
Selling and marketing (includes $504, $0, $1,110 and $0 of FAS123R compensation expense, respectively)	608	165	1,377	346
General and administrative (includes $629, $0, $1,237 and $0 of FAS123R compensation expense, respectively)	630	8	1,253	16

	$1,533	$220	$3,314.00	$457

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31, 2006	January 31, 2006

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$97,056	$73,339
Restricted cash	4,723	5,039
Accounts receivable, net	47,883	85,681
Prepaid expenses and other current assets	16,622	22,006

Total current assets	166,284	186,065

Property and equipment, net	10,078	10,231
Goodwill	88,912	93,929
Acquired intangible assets, net	4,420	8,711
Long-term investments	3,517	230
Deferred tax assets	694	694
Other assets	44	42

Total assets	$273,949	$299,902

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$2,703	$3,819
Accrued expenses	41,808	53,795
Deferred revenue	109,572	136,699

Total current liabilities	154,083	194,313

Total long-term liabilities	2,837	3,317

Total stockholders’ equity	117,029	102,272

Total liabilities and stockholders’ equity	$273,949	$299,902

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
	2006	2005

Cash flows from operating activities:

Net income	$8,878	$25,411
Adjustments to reconcile net income to net cash used in operating activities—
Stock-based compensation	3,314	457
Depreciation and amortization	3,032	2,596
Amortization of acquired intangibles and FAS 86 assets	4,291	4,553
Provision for bad debts	(363)	(623)
Loss on disposition	—	681
Provision for income taxes — non-cash	4,446	4,002
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	38,802	38,117
Prepaid expenses and other current assets	5,867	3,755
Accounts payable	(1,150)	(2,685)
Accrued expenses (including long-term):
Accrued merger	(115)	(2,997)
Accrued restructuring	(278)	(6,353)
Accrued other	(12,249)	(8,097)
Deferred revenue	(28,156)	(27,990)

Net cash provided by/(used in) operating activities	26,319	30,827

Cash flows from investing activities:

Purchases of property and equipment	(2,855)	(3,628)
Purchases of FAS 86 assets	—	(1,247)
Purchases of investments	(53,484)	(11,948)
Maturity of investments	22,245	14,425
Sale of investments	—	248
Release/(designation) of restricted cash	316	(4,840)

Net cash (used in)/provided by investing activities	(33,778)	(6,990)

Cash flows from financing activities:

Exercise of stock options	1,301	457
Proceeds from employee stock purchase plan	1,703	1,336
Payments to acquire treasury stock	—	(20,244)

Net cash (used in)/provided by financing activities	3,004	(18,451)

Effect of exchange rate changes on cash and cash equivalents	490	(1,015)

Net increase in cash and cash equivalents	(3,965)	4,371
Cash and cash equivalents, beginning of period	51,937	34,906

Cash and cash equivalents, end of period	$47,972	$39,277